NYSE: WMB

Date: June 1, 2004

     Williams and IBM Finalize Agreement to Enhance Certain Business Processes
Arrangement Aids in Williams’ Cost-Reduction Efforts, Solidifies IBM’s Foothold Within Energy Sector

     TULSA, Okla., and SOMERS, N.Y. — Williams (NYSE:WMB), a natural gas producer, processor and pipeline company, today announced that it has selected IBM (NYSE:IBM) to aid Williams in transforming and managing certain areas of the company’s accounting, finance and human resources processes. In addition, IBM will manage key aspects of Williams’ information technology, including enterprise-wide infrastructure and application development.

     IBM business consultants will work with Williams to further its application of state-of-the-art redesign to these processes, including accounts payable, fixed assets, general accounting, payroll, compensation and benefits administration.

     This 7 1/2-year agreement, valued at approximately $320 million, is expected to begin on July 1. As a result of this agreement, it is expected that approximately 460 Williams employees will join IBM.

     Transforming key business and IT processes will help Williams reduce costs more quickly and at levels beyond what the company projects it could accomplish on its own. Also, the arrangement is expected to improve Williams’ ability to adjust its support operations as business conditions dictate while maintaining a high quality of service.

     “With today’s agreement, we are well on our way to aligning Williams’ costs with our smaller, more focused business operations,” said Steve Malcolm, Williams’ chairman, president and chief executive officer. “We expect the relationship to deliver significant cost savings over the next several years and allow us to better focus our resources on creating additional value for the company through our core natural gas businesses.”

     “This agreement with Williams is indicative of a new wave of business process transformation agreements for IBM with its clients, focused on delivering transformational business value in addition to cost efficiencies,” said Ginni Rometty, managing partner, IBM Business Consulting Services. “IBM will provide Williams with a new level of HR, financial management and IT services, delivering leading-edge consulting methodologies, transformational technology solutions and delivery skills.”

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

About IBM Business Consulting Services (NYSE:IBM)
With consultants and professional staff in more than 160 countries globally, IBM Business Consulting Services is the world’s largest consulting services organization. IBM Business Consulting Services provides clients with business transformation and industry expertise, and the ability to translate that expertise into integrated, responsive, on demand business solutions and services that deliver bottom-line business value. Over the past several years, IBM Business Consulting Services has developed industry-leading transformation consulting skills and delivery capabilities in key areas, including Human Resources, Financial Management, Customer Relationship Management and Procurement. For more information, visit www.ibm.com <http://www.ibm.com>.

For more information on IBM’s on demand strategy, visit http://www.ibm.com/ondemand.

Contact:	Brad Church
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations)
(918) 573-3679

Stacy Simpson
IBM (media relations)
(646) 598-2447

###

     Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.